UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYMMETRY MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1996126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 W. Market Street
Warsaw, Indiana	46580
(Address of Principal Executive Offices)	(Zip Code)

Symmetry Medical Inc. UK Share Incentive Plan 2006

(Full title of the plan)

Brian Moore

President and Chief Executive Officer

Symmetry Medical Inc.

220 West Market Street

Warsaw, Indiana 46580

(Name and address of agent for service)

Telephone: (574) 268-2252

(Telephone number, including area code, of agent for service)

Copy to:

Samuel J. Talarico, Jr., Esq.

Barrett & McNagny, LLP

215 East Berry Street

Fort Wayne, IN 46801-2263

Telephone: (260) 423-9551

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	300,000(2)	$18.09(3)	$5,427,000(3)	$580.69(3)

(1)             Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)             Represents 300,000 shares of common stock reserved for issuance under the Symmetry Medical Inc. UK Share Incentive Plan 2006.

(3)             Estimated pursuant to Rule 457(c) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on May 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*                    The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed, and are not being filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Symmetry Medical Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 27, 2006.

(b) The Company’s Amendment to the Annual Report on Form 10-K/A, filed on May 1, 2006 and the Current Reports on Form 8-K, filed on February 15, 2006, March 9, 2006, and May 4, 2006.

(c) The description of the Company’s common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 28, 2004 (Registration No. 333-116038), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 9, 2004 (Registration No. 001-32374).

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except for documents therein that are furnished rather than filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel.  Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. The Company’s Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)             for any transaction from which the director derives an improper personal benefit;

(ii)          for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(iii)       under Section 174 of the Delaware General Corporation Law (“DGCL”) for any improper payment of dividends or redemption of shares; or

(iv)      for any breach of the director’s duty of loyalty to the Company or its stockholders.

The Company’s Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is a party or is threatened to be made a party to or is otherwise involved with any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is filed on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement,

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, as of May 10, 2006.

SYMMETRY MEDICAL INC.

By:	/s/ Brian Moore
	Name:	Brian Moore
	Title:	President, Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Moore and Fred Hite and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 9, 2006.

Signature	Title

/s/ Brian Moore Brian Moore	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Fred Hite Fred Hite	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Frank Turner	Director

Francis T. Nusspickel	Director

/s/ Stephen B. Oresman Stephen B. Oresman	Director

/s/ James S. Burns James S. Burns	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

3.2

Amended and Restated Bylaws of the Company, as amended through March 24, 2005, incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on form 10-K for the fiscal year ended January 1, 2005 filed March 25, 2005.

4.1

Form of certificate representing shares of common stock, $0.0001 par value per share, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.2

Symmetry Medical Inc. UK Share Incentive Plan 2006, incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, as filed on March 21, 2006 (Registration File No. 0041-32374).

5.1	Opinion of Barrett & McNagny, LLP with respect to the legality of the shares of common stock being registered hereby (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Barrett & McNagny, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained within signature page).